Exhibit 10.7

EXECUTION DRAFT

DIRECTORSHIP AGREEMENT dated as of January 8, 2002, between ENERSYS, INC., a Pennsylvania corporation (the “Company”), and RAY KUBIS (the “Director”).

WHEREAS, the Company has entered into a Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof with Invensys plc, a corporation organized under the laws of England and Wales, pursuant to which the Company will acquire (the “Acquisition”) the industrial battery division of Invensys, plc (as defined in the Purchase Agreement, the “Business”);

WHEREAS, following the Acquisition, the Director will remain a Director and shall be appointed Managing Director of Hawker Belgium S.A., (“Hawker”) a Company organized under the laws of Belgium that forms part of the Business pursuant to a Managing Directorship Agreement executed concurrently with this Agreement, a copy of which is attached hereto as Appendix A (the “Hawker Agreement”);

WHEREAS, upon the Closing Date of the Acquisition (as defined in the Purchase Agreement), the Director will be appointed as a member of the Board of Directors of [          ] (the “Board”), a [          ] corporation and a wholly owned subsidiary of the Company (the “U.S.Subsidiary”);

WHEREAS, upon the Closing Date of the Acquisition, Mr. Kubis shall be appointed as President of Enersys Europe and shall responsible for the management and direction of the Company’s operations in Europe, the Middle East and Africa;

WHEREAS, in consideration of the Director’s services as a member of the Board of Directors of the U.S. Subsidiary, the Company has agreed to grant to the Director options to purchase shares of the Company’s common stock pursuant to the Company’s Management Equity Plan, as the same shall be amended (the “MEP”); and

WHEREAS, in consideration of the Director agreeing to be bound by certain restrictive covenants following the termination of his services as a Director and Managing Director of Hawker and a member of the Board of Directors of the U.S. Subsidiary (collectively, the “Directorships”), the Company wishes to provide the Director with certain termination payments described herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.     EFFECTIVENESS OF AGREEMENT

This Agreement shall become effective on the date hereof; provided, however, that if the Acquisition is not consummated, this Agreement shall terminate and be of no further force and effect.

2.     DIRECTORSHIP OF THE U.S. SUBSIDIARY

2.1.          Appointment. Following the Closing Date of the Acquisition and for so long as the Director remains a Director and Managing Director of Hawker, the Director shall serve as a member of the Board of Directors of the U.S. Subsidiary (“Director Term”). Upon the termination of the Director’s service as a Director and Managing Director of Hawker, the Director shall cease to serve as a member of the Board of Directors of the U.S. Subsidiary.

2.2.          Company Options. In consideration of the Director’s services as a member of the Board of Directors of the U.S. Subsidiary, the Director shall be eligible to participate in the MEP in accordance with the terms thereof as determined by the Company’s Board of Directors from time to time.

2.3.          Reimbursement of Expenses. The U.S. Subsidiary shall reimburse the Director for reasonable travel and other expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Director of an itemized account of such expenditures, in accordance with customary practice.

3.     TERMINATION OF DIRECTORSHIPS

3.1.          Termination Without Cause; Resignation for Good Reason.

3.1.1.       General. Subject to Sections 3.1.2 and 3.1.3, if the Directorships are terminated by Hawker and the U.S. Subsidiary, as applicable, without Cause (as defined below) or if the Director resigns the Directorships for Good Reason (as defined below), the Company shall, subject to the Director’s execution of a general release of claims against the Company and its affiliates (including, without limitation, Hawker and the U.S. Subsidiary) substantially in the form annexed hereto as Appendix B, pay to the Director the following amounts (the “Termination Payments”) which amounts shall be reduced by any post-termination benefits made pursuant to the Hawker Agreement or Belgian law, if any:

(a)                                                          For a period equal to two years from the date of termination (or, if less than two years remain until the Director’s 65th birthday, for the period from the date of termination until the Director’s 65th birthday) (the “Restricted Period”), the Company shall continue to pay the Director the Base Remuneration (as defined in the Hawker Agreement), at the rate in effect on the date of such termination, at such intervals as the same would have been paid had the Director remained in service as a Director and Managing Director of Hawker and a member of the Board of the U.S. Subsidiary;

(b)                                                         For the fiscal year in which such termination occurs (the “Termination Year”) and for each whole fiscal year following the Termination Year included in the Restricted Period, the Company shall pay the Director an amount equal to the average of the bonus paid to the Director pursuant to the Hawker Agreement for the two fiscal years preceding the Termination Year (including, if applicable, the bonus earned prior to the Acquisition), which amount shall be payable at the time annual bonuses are paid by the Company;

(c)                                  For the partial fiscal year, if any, immediately preceding the end of the Restricted Period, the Company shall pay the Director a Pro Rata Portion (as defined below), through and including the last day of the Restricted Period, of the amount provided for in paragraph (b) above for whole fiscal years included in the Restricted Period. Such Pro Rata Portion shall be payable at the time annual bonuses are paid to the Company’s executives generally but in any event no later than 75 days following the end of the fiscal year in which the Restricted Period ends;

(d)                                 During the Restricted Period, the Company will provide the Director and his beneficiaries with the pension, medical and dental insurance benefits that in the aggregate are substantially similar to the benefits provided for in Section 2.3 of the Hawker Agreement, on the same terms as provided for therein; provided, however, that this obligation on the part of the Company shall cease at such time as the Director becomes eligible to participate in comparable programs of another company, and provided, further, that the Company and Hawker reserve the right to alter or discontinue specific benefit plans or programs as long as the Company continues to provide substantially similar benefits to the Director in accordance with this Section 3.1.l(d).

(e)                                  The Company will reimburse the Director for documented reasonable costs of relocating him and his family and their reasonable personal effects to a single location in the United States, but only if such costs are incurred within nine months after the date of termination and only to the extent that another company does not directly or indirectly bear such relocation costs on his behalf.

Except as set forth in the MEP and the applicable award agreement thereunder, the Director shall have no further right to receive any other compensation or benefits from the Company, Hawker or the U.S. Subsidiary after the termination of the Directorships. The Director’s rights following termination of the Directorships in any awards under the MEP will be determined in accordance with the MEP and the applicable award agreement.

3.1.2.       Conditions Applicable to the Restricted Period. If, during the Restricted Period, the Director breaches any of his obligations under Section 5, the Company may, upon written notice to the Director, terminate the Restricted Period and cease to make any further Termination Payments.

3.1.3.       Death During the Restricted Period. In the event of the Director’s death during the Restricted Period, the Termination Payments shall continue to be made during the remainder of the Restricted Period to the beneficiary designated in writing for this purpose by the Director or, if no such beneficiary is specifically designated, to the Director’s estate.

3.2.          Termination for Cause; Voluntary Resignation. If the Directorships are terminated by Hawker and the U.S. Subsidiary for Cause or the Director voluntarily terminates the Directorships other than for Good Reason, the Director shall not be entitled to receive any portion of the Termination Payment. The Director shall have no right to receive any other compensation or benefits from the Company, Hawker or the U.S. Subsidiary after such termination except as set forth in the MEP and the applicable award agreement thereunder.

3.3.          Cause. Termination for “Cause” shall mean termination of the Directorships because of any of the following:

(a)                                  commission of any felony or other crime involving moral turpitude;

(b)                                 knowing and intentional fraud;

(c)                                  any act or omission that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates, unless the Director believed in good faith that he was acting in the best interests of the Company and its subsidiaries and affiliates; or

(d)                                 willful and continued failure or refusal of the Director to substantially perform the duties required of him as a director other than by reason of physical or mental incapacity;

provided, however, that if any such Cause relates to the Director’s obligations under this Agreement or the Hawker Agreement, such termination shall not constitute Cause unless Hawker or the U.S. Subsidiary, as the case may be, shall have given the Director notice of its intention to terminate and of the grounds for such termination within 90 days of such event, and the Director has not, within 20 days following receipt of such notice, cured such Cause to the reasonable satisfaction of Hawker or the U.S. Subsidiary, as the case may be.

3.4.  Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Director’s prior written consent):

(a)                                  any decrease in the Director’s rate of Base Remuneration (as defined in the Hawker Agreement);

(b)                                 a material diminution of the authority, responsibilities or positions of the Director from those set forth in this Agreement or the Hawker Agreement as in effect on the consummation of the Acquisition;

(c)                                  the Company, Hawker or the U.S. Subsidiary requiring the Director to relocate from Brussels, Belgium, except to the extent the Director is relocated (i) to the United States or (ii) with 90 days prior notice and an undertaking to pay reasonable relocation expense, to London, Paris or Frankfort; or

(d)                                 the failure to renew the term of the Hawker Agreement unless such failure to renew is based on the existence of Cause.

provided, however, that none of the foregoing events or conditions shall constitute Good Reason unless (i) the Director gives Hawker or the U.S. Subsidiary, as the case may be written notice of his objection to such event or condition within 90 days of the occurrence of such event or condition, (ii) Hawker or the U.S. Subsidiary, as the case may be, does not correct or cure such event or condition within 20 days of its receipt of such notice, and (iii) the Director terminates his service with Hawker and the U.S. Subsidiary not more than 30 days following the expiration of the 20-day period described in the foregoing clause (ii).

3.5.          Mitigation and Offset. The Director shall not be required to mitigate the amount of any payment provided for in Section 3.1 by providing services to any third party, but the amount of any payment provided for in Section 3.1 (other than any amount that had accrued through the Director’s date of termination) shall be reduced (but not below zero) by (i) any compensation earned (including any amounts deferred) from a subsequent employer and (ii) any appreciation realized or accrued on equity or equity-linked securities of a subsequent employer by the Director, in both such cases as a result of providing services (whether as an employee, consultant, advisor, independent contractor, founder, partner, shareholder, option holder, warrant holder, or board member or in any other capacity) to any party or entity during the Restricted Period. The Director shall promptly notify the Company in writing of any such arrangement during the Restricted Period and will cooperate fully with the Company in determining the amount of any reduction to amounts otherwise payable under Section 3.1.

3.6.          Pro Rata Amounts. Whenever this Agreement calls for payment of a “Pro Rata Portion” of a referenced amount, such pro rata amount shall be calculated on the basis of (i) the number of days in the partial fiscal year up to and including the day as of which the amount is to be calculated, divided by (ii) 365.

4.     DEATH OR DISABILITY

4.1.          General. In the event the Directorships are terminated as a result of the Director’s death or Disability, the Company shall pay to the Director (or his estate, as applicable) (i) Base Remuneration through the date of termination and (ii) a Pro Rata Portion (through and including the date of termination) of the Bonus to which the Director would have be entitled to receive pursuant to the Hawker Agreement during the year in which the Directorships were terminated payable at the time Bonuses are generally paid to the Director pursuant to the Hawker Agreement; provided, however, that each such amount shall be reduced (but not below zero) by related amounts paid under the Hawker Agreement.

4.2.          Definition. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Director, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of his duties as a Director of Hawker and the U.S. Subsidiary for any continuous period of 180 days, or for 180 days during any one 12-month period.

5.     PROTECTION OF THE COMPANY’S INTERESTS

5.1.          Confidentiality. The Director agrees with the Company that he will not at any time, except in performance of his obligations to Hawker or the U.S. Subsidiary or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company,  Hawker or the U.S. Subsidiary, or their employees, officers, directors, shareholders or agents) or use for his own benefit any information deemed to be confidential by the Company or any of its subsidiaries or affiliates, including, without limitation, Hawker and the U.S. Subsidiary (such subsidiaries and affiliates, collectively “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing, operating or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Effective Time developed, devised, or otherwise created in whole or in part by the efforts of the Director) to the Director by reason of his services for, shareholdings in or other association with the Company or any of its Affiliates. The Director further agrees that he will retain all copies and extracts of any written Confidential Information acquired or developed by him during any such service, shareholding or association in trust for the sole benefit of the Company, its Affiliates and their successors and assigns. The Director further agrees that he will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, he will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Director shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 5.1. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Director. The Director’s agreements set forth in this Section 5.1 regarding Confidential Information are independent of, and in addition to, his agreements set forth in the rest of the Section 5.1 and shall not be construed either to enlarge or to contract the scope of such other agreements.

5.2.  Covenant Not to Compete; Nonsolicitation.

5.2.          The covenants of this Section 5.2 shall apply during the Directorship Term and the Restricted Period provided, however, that the Restricted Period shall be extended by a period of time equal to any period during which the Director shall be in breach of any of such covenants, and provided, further, that in the event the Directorships are terminated under circumstances in which the Director is not entitled to the Termination Payment, the Board may in its discretion elect to waive the covenants of this Section 5.2 in whole or in part, but only if such waiver is authorized by a written resolution approved by the Board.

5.2.1.       Competing Business. The Director agrees with the Company that, during the Directorship Term and the Restricted Period, he will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, become involved in a Competing Business (as hereinafter defined) in any geographic area in which the Company or any of its Affiliates has engaged during such period in a Competing Business, or in which the Director has knowledge of the Company’s plans to engage in a Competing Business (including, without limitation, any area in which any customer of the Company or any of its Affiliates may be located). This Section 5.2.1 shall not be violated, however, by the Director’s investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business.

5.2.2.       Solicitations. As a separate and independent covenant, the Director agrees with the Company that, during the Directorship Term and the Restricted Period, he will not in any way, directly or indirectly (except in the course of his services to Hawker and the U.S. Subsidiary), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates, or hire or attempt to hire any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contracts, or any employment arrangements, with it.

5.2.3.       Competing Business. For purposes of this Agreement a “Competing Business” means a business or enterprise (other than the Company and its direct or indirect subsidiaries) that is engaged in any or all of the manufacture, importing, development, distribution, marketing or sale of:

(a)                                  motive power batteries and chargers (including, without limitation, batteries and chargers for industrial forklift trucks and other materials handling equipment); and/or

(b)                                 stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); and/or

(c)                                  any other product the Company, Hawker or the U.S. Subsidiary now makes or is presently researching or developing, such as lithium batteries.

“Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

5.3.          Exclusive Property. The Director confirms that all Confidential Information is and shall remain the exclusive property of the Company and its Affiliates. All business records, papers and documents kept or made by the Director relating to the business of the Company, Hawker and the U.S. Subsidiary shall be and remain the property of the Company and its Affiliates.

5.4.          Certain Remedies. Without intending to limit the remedies available to the Company and its Affiliates, the Director agrees that a breach of any of the covenants contained in this Section 5 may result in material and irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and its Affiliates shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Director from engaging in activities prohibited by this Section 5 or such other relief as may be required specifically to enforce any of the covenants in this Section 5. Such injunctive relief in any court shall be available to the Company and its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding,

6.     CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

6.1.          Gross-Up Payments. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Director (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax being referred to as the “Excise Tax”), then the Director shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Director of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Director retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

6.2.          Gross-Up Payment Calculation. Subject to the provisions of Section 6.3, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent certified public accountants (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Director within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Director. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.3 and the Director thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Director.

6.3.          Claim by the IRS. The Director shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Director is informed in writing of such claim and shall apprize the Company of the nature of such claim and the date on which such claim is requested to be paid. The Director shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Director in writing prior to the expiration of such period that it desires to contest such claim, the Director shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Director harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Director to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Director agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Director to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Director, on an interest-free basis and shall indemnify and hold the Director harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Director with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Director shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.4.          Entitlement to Refund. If, after the receipt by the Director of an amount advanced by the Company pursuant to Section 6.3, the Director becomes entitled to receive any refund with respect to such claim, the Director shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Director of an amount advanced by the Company pursuant to Section 6.3, a determination is made that the Director shall not be entitled to any refund with respect to such claim and the Company does not notify the Director in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.     TAXATION.

7.1.          Tax Rate Increase. The Director acknowledges that during the Directorship Term, in connection with his services to the Company, Hawker or the U.S. Subsidiary, he will be required to travel. The Company acknowledges that a decrease in the amount of travel required of the Director during the Directorship Term may increase the Director’s Belgian tax rate above the Base Tax Rate (as defined below). Such an increase in the Base Tax Rate may increase the net amount of taxes (taking into account any foreign tax credits) that the Director is obligated to pay in the United States and Belgium. Notwithstanding anything set forth in Article 9 of the Hawker Agreement, the Company agrees to reimburse the Director on a gross-up basis for the net amount of additional Belgian and United States taxes, if any, owed by the Director as a result of an increase in his Base Tax Rate due solely to a decrease in his required travel. Any calculation regarding payments to be made by the Company pursuant to this Section 7.1 shall be made by the Accounting Firm. For purposes of this Agreement, the Director’s “Base Tax Rate” shall be the average of the Director’s Belgian tax rates for the three calendar years immediately preceding the consummation of the Acquisition.

7.2.          Taxation of Options. Upon the initial grant of stock options (the “Initial Grant”) made to the Director pursuant to the MEP, the Company shall pay to the Director a payment (the “Option Tax Payment”) in an amount equal to the Belgian taxes owed by the Director in connection with the Initial Grant on a gross-up basis. The amount of the Option Tax payment shall be calculated by the Accounting Firm. To the extent that Option Tax Payment can be used by the Director as a foreign tax credit on the Director’s United States tax return at any time, the Director shall promptly pay to the Company the amount of such foreign tax credit.

8.     ARBITRATION

Subject to Section 5.4, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York City before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Director, or, if the Company and the Director cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.  Each party shall bear its own costs, including legal fees and out-of-pocket expenses, incurred in connection with any arbitration, and the party that prevails shall bear all expenses of the arbitrator..

9.     MISCELLANEOUS

9.1.          Communications. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the party at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           if to the Company:

Enersys, Inc.
P.O. Box 14145
2366 Bernville Road
Reading, PA 19612-4145
Attention: Chief Executive Officer

with copies to:

Morgan Stanley Dean Witter Capital Partners
1221 Avenue of the Americas
New York, NY 10020
Attention: Howard I. Hoffen and Eric T. Fry

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022
Attention: John Herbert, Esq.

Stevens & Lee
111 North Sixth Street
P.O. Box 679
Reading, PA 19603-0679
Attention: Joseph M. Harenza, Esq.

(b)           if to the Director: at the address for the Director indicated on the signature page hereof.

9.2.          Waiver of Breach; Severability. (a) The waiver by the Director or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

(b)           The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

9.3.          Assignment; Successors. No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Director. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

9.4.          Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Director relating to the matters described herein. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

9.5.          Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s benefit plans, if any.

9.6.          Governing Law. This Agreement shall be governed by, and construed with, the law of the State of New York.

9.7.          Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

9.8.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.9.          Nature of Services. Notwithstanding anything herein to the contrary, Director’s services hereby shall be performed by him in an autonomous and independent means, consistent with the obligations of a director under applicable law. Subject to the provisions of such law, the Company shall have no power to control the means and methods utilized by the Director in discharging his duties hereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Director has hereunto set his hand, as of the day and year first above written.

ENERSYS, INC.

By:	/s/ Richard W. Zuidema
Name:
Title:

/s/ Ray Kubis
RAY KUBIS
Address:	Dreve de Rembucher 44
1170 Watermael-Boisfort

APPENDIX A

Hawker Agreement